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                                                                       Exhibit 5

                      ECKERT SEAMANS CHERIN & MELLOTT, LLC
                          600 GRANT STREET, 42ND FLOOR
                         PITTSBURGH, PENNSYLVANIA 15219

                                December 8, 1997

Citadel Broadcasting Company
Citadel License, Inc.
1256 E. Dines Point Road
Greenbank, WA  98253

Ladies and Gentlemen:

This opinion is rendered in connection with Amendment No. 1 to the Registration Statement (No. 333-36771) on Form S-4 (the "Registration Statement") of Citadel Broadcasting Company, a Nevada corporation (the "Company"), and Citadel License, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (the "Guarantor"), relating to $101,000,000 in aggregate principal amount of the Company's Series B 10-1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") and 1,065,514 shares of the Company's 13-1/4% Series B Exchangeable Preferred Stock (the "Exchange Shares"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Company's outstanding 10-1/4% Senior Subordinated Notes due 2007 (the "Initial Notes") and shares of the Company's outstanding 13-1/4% Series A Exchangeable Preferred Stock (the "Initial Shares"), respectively. The Registration Statement also registers (i) an indeterminate number of Exchange Shares that may be issued by the Company in lieu of payment of cash dividends on the Exchange Shares, (ii) an indeterminate number of the Company's 13-1/4% Exchange Debentures due 2009 (the "Exchange Debentures") that may be issued, at the Company's option, in exchange for the Exchange Shares and in lieu of payment of cash interest on the Exchange Debentures and (iii) the Guarantor's guarantee of the Exchange Notes (the "Notes Guarantee") and of the Exchange Debentures (the "Debentures Guarantee").

In connection with this opinion, we, as counsel to the Company and the Guarantor, have examined the Restated Articles of Incorporation of the Company, the Articles of Incorporation of the Guarantor, the respective Bylaws of the Company and the Guarantor, the Indenture dated as of July 1, 1997 (the "Notes Indenture") by and among the Company, the Guarantor and The Bank of New York, as Trustee, with respect to the Initial Notes and the Exchange Notes, the Indenture dated as of July 1, 1997 (the "Debentures Indenture") by and among the Company, the Guarantor and The Bank of New York, as Trustee, with respect to the Exchange Debentures, the Amended Certificate of the Designations, Voting Powers, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions




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of the Initial Shares and the Exchange Shares (the "Certificate of
Designation"), the Registration Statement, the conduct of all corporate proceedings relating to the issuance of the Exchange Notes, the Exchange Shares and the Exchange Debentures and such other documents, records and matters of law as we have considered necessary for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1. Each of the Company and the Guarantor is a corporation validly existing and in good standing under the laws of the State of Nevada.

2. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee in accordance with the terms of the Notes Indenture and issued and delivered in accordance with the terms of the Exchange Offer and the Notes Indenture, will constitute valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

3. The Notes Guarantee, when issued by the Guarantor upon authentication and delivery of the Exchange Notes in accordance with the terms of the Exchange Offer and the Notes Indenture, will constitute a valid and binding obligation of the Guarantor, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

4. The Exchange Shares have been duly authorized and, when duly executed by the proper officers of the Company, duly countersigned by Transfer Agent and issued and delivered in accordance with the terms of the Exchange Offer and the Certificate of Designation, will be validly issued, fully paid and nonassessable.

5. Subject to further authorization for issuance, the Exchange Debentures have been duly authorized and, if and when duly authorized for issuance, duly executed by the proper officers of the Company, duly authenticated by the Trustee in accordance with the terms of the Debentures Indenture and issued and delivered in accordance with the terms of the Certificate of Designation and the Debentures Indenture, will constitute valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6. The Debentures Guarantee, when issued by the Guarantor upon authentication and delivery of the Exchange Debentures in accordance with the terms of the Certificate of Designation and the Debentures Indenture, will constitute a valid and binding obligation of the



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       Guarantor, subject to bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

We hereby consent to being named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel for the Company and the Guarantor who have passed upon legal matters in connection with the securities to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ECKERT SEAMANS CHERIN & MELLOTT, LLC
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    Eckert Seamans Cherin & Mellott, LLC